Exhibit 99.2

[DO NOT PUBLISH]

IN THE UNITED STATES COURT OF APPEALS

FOR THE ELEVENTH CIRCUIT

No. 15-14629

D.C. Docket No. 0:12-cv-60082-DPG

SECURITIES AND EXCHANGE COMMISSION,

Plaintiff - Appellee,

versus

BANKATLANTIC BANCORP, INC.,

ALAN B. LEVAN,

Defendants - Appellants.

Appeal from the United States District Court

for the Southern District of Florida

(September 28, 2016)

Before WILSON, JULIE CARNES, Circuit Judges, and WOOD*, District Judge.

WILSON, Circuit Judge:

*	Honorable Lisa Godbey Wood, United States District Chief Judge for the Southern District of Georgia, sitting by designation.

The Securities and Exchange Commission (SEC) brought this action against BBX Capital Corporation, formerly BankAtlantic Bancorp Inc. (BankAtlantic), and its Chairman of the Board and Chief Executive Officer Alan B. Levan (collectively, Defendants), alleging various securities law violations under the Securities and Exchange Act of 1934 and regulations promulgated thereunder. Following a six-week trial, a jury found Defendants liable for violating the antifraud provisions of the federal securities laws. Defendants appealed.

Defendants argue, inter alia, that the district court erroneously granted partial summary judgment on the SEC’s disclosure and accounting fraud claims by finding that (i) Levan made false statements in a July 25 earnings call with shareholders (Earnings Call) and (ii) Defendants could not raise a reliance-on-professional-advice defense at trial.1 In addition, Levan challenges the two-year director ban the district court imposed, which enjoins him from serving as a director or officer of any public company for two years. Finally, Defendants raise additional claims which we find unconvincing.2

[1]	Partial summary judgment is a disposition of less than the whole action and serves as a useful tool to streamline litigation by establishing certain issues before trial where there is no genuine issue of material fact. See Fed. R. Civ. P. 56(d) advisory committee’s note to 1946 amendment. In this case, rather than granting summary judgment on entire claims, the district court granted summary judgment on one element of the Rule 10b-5 test for false or misleading statements, namely the falsity of Levan’s statements. See Meyer v. Greene, 710 F.3d 1189, 1194 (11th Cir. 2013). It preserved for trial the additional requirements of materiality and scienter. The district court also granted summary judgment on Defendants’ affirmative defense, without addressing the merits of the accounting fraud claim.
[2]	Defendants challenge the district court’s denial of their motion for judgment as a matter of law on the accounting fraud claims, but we decline to substitute our judgment for that of the jury at this stage. See Yellow Pages Photos, Inc. v. Ziplocal, LP, 795 F.3d 1255, 1268 (11th Cir. 2015). Additionally, Defendants appeal two pre-trial evidentiary rulings made by the district court: the admission of testimony by the SEC’s expert, Lynn Turner, and the exclusion of a 2012 report created by Defendants’ accountants. However, we find no abuse of discretion or substantial prejudice in those rulings. See Maiz v. Virani, 253 F.3d 641, 662, 666–67 (11th Cir. 2001).

After consideration of the parties’ briefs and with the benefit of oral argument, we conclude that the district court erred in granting partial summary judgment in favor of the SEC on both findings. Thus, we vacate and remand for a new trial in light of these errors.

I.

A. Background

The SEC’s claims stem from Defendants’ actions during 2007 in the face of the looming Great Recession. See generally Ben S. Bernanke, The Courage to Act: A Memoir of a Crisis and its Aftermath (2015) (detailing the economic events of the 2007 financial crisis). At that time, BankAtlantic was one of the largest banks in Florida, holding $1.5 billion worth of loans in its real estate loan portfolio. The bank held approximately $533 million of that value in its commercial residential real estate land acquisition and development portfolio (Commercial Residential Portfolio). The loans within the Commercial Residential Portfolio consisted of three types: Builder Land Bank (BLB) loans, (ii) Land Acquisition and Development (LAD) loans; and (iii) Land Acquisition, Development and Construction (together with LAD loans, Non-BLB) loans. The BLB loans contained an option contract whereby a borrower could contract with a builder who would purchase a minimum number of property lots by a certain date. The Non-BLB loans did not contain an option contract, leaving the borrowers to develop the land or sell to a third party.

BankAtlantic maintained numerous internal procedures to monitor and track the performance of the BLB and Non-BLB loans. Oversight included approval committees such as the Major Loan Committee (MLC), loan grades, and a monthly Loan Watch List. Levan was an active participant on the MLC, which reviewed and voted to approve or deny proposed loans and modifications to loans. Once a loan was approved, BankAtlantic assigned a credit-worthiness score to each on a scale between 1 and 13—the lower the number assigned, the safer the loan. If a loan at any point was assigned a substandard grade (10 to 11, and much more rarely 12 to 13),3 it was placed on the Loan Watch List. Circulated to senior management on a monthly basis, the Loan Watch List served as a warning mechanism when “definite[] potential problems” in loans arose. Loans on the Loan Watch List received heightened scrutiny from management.

[3]	BankAtlantic generally wrote off, or removed from the books, loans deteriorating to the point of a 12 or 13, eliminating the need to place them on the Loan Watch List.

During the first half of 2007, a softening Florida real estate market began to expose BankAtlantic’s Commercial Residential Portfolio to increased and significant credit risk. Levan acknowledged the deteriorating market in a March 14 email to the MLC, observing that “[i]t’s pretty obvious the music has stopped . . . . I believe we are in for a long sustained problem in this sector.” Slowing property sales and a growing oversupply of available lot inventory sent a ripple effect through the industry. Builders faced difficulty selling lots or homes in their developments, which in turn threatened their ability to make timely loan payments to lenders such as BankAtlantic.

1. Disclosure Fraud

In the first half of 2007, BankAtlantic management became acutely aware of the threat of credit risk looming over the Commercial Residential Portfolio. The record is replete with emails and disclosure reflecting such awareness and careful observation. During this period, numerous borrowers requested extensions on the length of term of their loans, and nineteen loans were downgraded and placed on the Loan Watch List.

BankAtlantic released its first quarter earnings report in May 2007. The report described a deteriorating Florida real estate market and acknowledged a potential for significant credit losses, specifically highlighting the high degree of credit risk in the BLB loans due to the trending cancellations and modifications of option contracts. These warnings continued on July 25, 2007 when BankAtlantic held its second quarter Earnings Call with shareholders. The call spanned 41 pages of transcript and involved, among other things, a question and answer session between investors and Levan. During that session, one analyst referenced BankAtlantic’s July 24, 2007 press release disclosing that some of BankAtlantic’s $135 million in BLB loans had been cancelled or modified due to the slowing Florida housing market. The following exchange then took place:

Analyst: Basically what I’m trying to—ask you is the $135 million in the . . . [BLB] loans that you guys are concerned about, are there other portfolios (unintelligible) focus you on the construction portfolio that you feel there might be some risk down the road as well.

Levan: There are no asset classes that we are concerned about in the portfolio as an asset class. You know, we’ve reported all of the delinquencies that we have, which actually I don’t think there are any other than the ones that we’ve, you know, that we’ve just reported to you.

So the portfolio has always performed extremely well, continues to perform extremely well. And that’s not to say that, you know, from time to time there aren’t some issues as there always have, even though we’ve never taken losses in that —we’ve not taken—I won’t say ever taken any losses, because that’s probably never going to be a correct statement, but that portfolio has performed extremely well.

The one category that we just are focused on is this . . . [BLB] portfolio because, you know, just from one day to the next, the entire homebuilding industry, you know, went into a state of flux and turmoil and is impacting that particular class. But to our knowledge and in—just in thinking through, there are no particular asset classes that we’re concerned about other than that one class.

Defs.’ Trial Ex. 10 at 20–21.

2. Accounting Fraud

In October 2007, with Florida’s real estate market continuing to decline, Levan decided to engage investment bank JMP Securities (JMP) on behalf of BankAtlantic to advise on the possible sale of select loans in the Commercial Residential Portfolio. Upon learning of JMP’s engagement a month later, Chief Financial Officer Valerie Toalson emailed Levan to raise concerns regarding the accounting treatment of the selected loans. She informed Levan that accepting bids for the sale of loans would require a change in their accounting classification from their current status of “held-for-investment” to “held-for-sale.” Under the standards set forth in the Generally Accepted Accounting Principles (GAAP), held-for-sale loans would be recorded on the bank’s books at the lower of the original purchase price or current fair market value. Due to the deteriorating market conditions, the fair market value of the loans would have been significantly lower than their original purchase price. Hence, the change in categorization would have had a significant impact on BankAtlantic’s reported losses.

After her e-mail to Levan, Toalson contacted BankAtlantic’s auditors, PricewaterhouseCoopers (PwC), to apprise them of JMP’s engagement. PwC informed them that the crux of the classification decision depended on management’s intent. If management intended to sell the loans, then they should have been classified as held-for-sale. If management instead planned to hold the loans for the foreseeable future, then the loans could have been classified as held-for-investment. Defendants later explained to PwC its engagement with the investment bank, and consulted with PwC’s accountants to input language into JMP’s promotional materials of the loans in order to avoid the need for reclassification. In the end, JMP received bids for the loans selected, and interested buyers negotiated primary contracts for purchase. However, BankAtlantic decided not to sell the loans. Throughout this process, BankAtlantic continued to categorize the loans as held-for-investment, which enabled the bank to report the loan values at the higher original purchase price.

B. District Court Proceedings

The SEC brought securities fraud claims against Defendants in a civil action in district court on January 18, 2012. See 15 U.S.C. § 78u(d)(3)(A), (d)(5).

In May 2013, after conducting discovery, both sides filed cross-motions for summary judgment. Defendants moved for summary judgment on all of the SEC’s claims, while the SEC moved for partial summary judgment on (i) the falsity of certain statements Levan made during the Earnings Call and (ii) Defendants’ affirmative defense of reliance-on-professional-advice. The district court denied Defendants summary judgment, but granted both the SEC’s partial summary judgment motions.

1. Disclosure Fraud

In its motion, the SEC alleged that the italicized portions of Levan’s Earning Call statements constituted false or misleading statements in violation of § 10(b) of the Securities Exchange Act of 1934, 15 U.S.C. § 78j(b), and SEC Rule 10b-5, 17 C.F.R. § 240.10b-5. In those three sentences, Levan assured an investment analyst that there were no other asset classes besides the BLB loans that BankAtlantic was concerned with and that the Commercial Residential Portfolio continued to perform extremely well. The SEC argued to the court that Defendants misled investors in stating that there were no asset classes in the Commercial Residential Portfolio that Defendants were concerned about besides the BLB loans. Contrary to Levan’s statements, the SEC argued, Defendants were just as concerned about Non-BLB loans, and the Non-BLB loan downgrades and increased number of loan extensions reflected that concern. BankAtlantic also, according to the SEC, falsely stated that the Commercial Residential Portfolio continued to perform “extremely well,” when in reality it was mired in serious credit risk.

The district court agreed with the SEC, concluding that Levan’s statements during the Earnings Call constituted false statements as a matter of law. According to the court, these statements were false because BankAtlantic was concerned about the entire Commercial Residential Portfolio, not just the BLB loans, and the portfolio was not performing extremely well. Digging into the record, the court gave many examples indicating BankAtlantic’s concern over Non-BLB loans. It also pointed to the fact that, at the time of the Earnings Call, the vast majority of loans that had been extended were Non-BLB loans, not BLB loans. Levan’s statement that no other asset classes were of concern could not be true, the court reasoned, if the managers of BankAtlantic were raising grave concerns about the entire portfolio during the same time period. Moreover, the Loan Watch List listed a number of weakening Non-BLB loans during that time. These statistics, along with a more general assessment of the entire Commercial Residential Portfolio, indicated to the court that the portfolio was not performing extremely well as Levan stated on the call.

To prove a securities fraud violation under §10(b) of the Exchange Act and Rule 10b–5, the SEC must show: (1) a material misrepresentation or omission; (2) scienter; (3) a connection between the misrepresentation and sale of a security; (4) reliance; (5) economic loss; and (6) loss causation. See Meyer, 710 F.3d at 1194. In granting partial summary judgment, the district court only determined that Levan’s Earnings Call statements constituted a misrepresentation; it left the materiality and scienter determinations required under the Rule 10b-5 claim to the jury. See id.

2. Accounting Fraud

The SEC further alleged that it was improper for BankAtlantic to classify the loans marketed through JMP as held-for-investment and that, had it classified the loans as held-for-sale at the time of JMP’s engagement, the loans would have been valued at approximately 50% of their original book value—an amount much lower than the amount BankAtlantic reported under the held-for-investment classification. As a result, BankAtlantic understated its loss in its 2007 Form 10-K disclosure by approximately $53 million.

Before trial, Defendants asserted an affirmative defense of reliance-on-professional-advice. They claimed that, because they consulted with PwC regarding JMP’s engagement and sale activities and relied in good faith on PwC’s advice regarding the proper classification, they were protected from liability. In its motion for partial summary judgment, the SEC argued that Defendants failed to provide PwC with all the relevant information PwC needed to offer proper advice and, therefore, Defendants could not succeed on a reliance-on-professional-advice defense.

The district court again agreed with the SEC, concluding that Defendants failed to establish their affirmative defense of reliance-on-professional-advice as a matter of law. It concluded that Defendants failed to fully disclose the nature of the issue to PwC because even if it informed PwC of JMP’s engagement, they did not provide PwC with the actual JMP engagement letter, marketing materials, and specific emails and representations made to third-party interested buyers. Accordingly, Defendants did not satisfy all the elements of the affirmative defense and could not present evidence supporting good faith reliance on PwC’s advice at trial.

C. Trial

After a six-week trial, the jury returned a verdict finding Defendants violated the antifraud provisions of the federal securities laws. See 15 U.S.C. §§ 78j, 78m, 78l. More specifically, the jury found Defendants liable for, inter alia, (i) making material misrepresentations during the Earnings Call regarding the level of concern for the Commercial Residential Portfolio and (ii) filing materially false financial statements by improperly classifying various loans under GAAP. However, the jury did not find Defendants liable on a number of other fraud counts in connection with BankAtlantic’s first and second quarter disclosures.

After denying Defendants’ post-trial motions for a new trial and renewed judgment as a matter of law, the district court entered judgment against Defendants and ordered injunctions and civil penalties as remedies. The court enjoined Levan and BankAtlantic from violating the securities law provisions deemed violated by the jury, and levied $4,550,000 and $1,300,000 penalties against BankAtlantic and Levan, respectively. The court also enjoined Levan from serving as a director or officer of any public company for a period of two years, effective 90 days after judgment. Defendants then filed this appeal.

II.

We review the grant of partial summary judgment de novo. Sunbeam Television Corp. v. Nielsen Media Research, Inc., 711 F.3d 1264, 1270 (11th Cir. 2013). Summary judgment is proper if the record demonstrates that there is no genuine issue as to any material fact and the moving party is entitled to judgment as a matter of law, see Fed. R. Civ. P. 56(a), but only if “a case is so one-sided that one party must prevail,” see Quigg v. Thomas Cty. Sch. Dist., 814 F.3d 1227, 1235 (11th Cir. 2016) (internal quotation mark omitted). A court considering summary judgment must view all evidence, including “all inferences drawn therefrom, in the light most favorable to the non-moving party.” SEC v. Calvo, 378 F.3d 1211, 1214 (11th Cir. 2004) (per curiam). Importantly:

[T]he issue of material fact required by Rule 56(c) to be present to entitle a party to proceed to trial is not required to be resolved conclusively in favor of the party asserting its existence; rather, all that is required is that sufficient evidence supporting the claimed factual dispute be shown to require a jury or judge to resolve the parties’ differing versions of the truth at trial.

Anderson v. Liberty Lobby, Inc., 477 U.S. 242, 248–49, 106 S. Ct. 2505, 2510 (1986) (quoting First Nat’l Bank of Ariz. v. Cities Serv. Co., 391 U.S. 253, 288–89, 88 S. Ct. 1575, 1592 (1968)).

III.

A. Disclosure Fraud: False Statements4

Defendants argue that the district court improperly entered partial summary judgment in favor of the SEC regarding the alleged disclosure fraud because the evidence they presented established Levan’s Earnings Call statements were true or, in the alternative, created a genuine issue of material fact that should be determined at trial. In support, Defendants cite both Levan and Toalson’s testimony and other record evidence contradicting the district court’s findings.5 After careful review, we find the cited evidence sufficient to create a genuine issue of material fact as to whether Levan’s statements were false or misleading under Rule 10b-5. See Fed. R. Civ. P. 56(c); Tolan v. Cotton, 572 U.S.         ,        , 134 S. Ct. 1861, 1863 (2014) (per curiam) (“The evidence of the nonmovant is to be believed, and all justifiable inferences are to be drawn in his favor.” (alteration and internal quotation marks omitted)); Meyer, 710 F.3d at 1194.

[4]	Defendants also challenge the disclosure fraud jury instructions given at trial, on grounds that they were misleading and violative of the Seventh Amendment. Because we reverse the district court’s grant of partial summary judgment, we need not evaluate the jury instructions that allegedly contained errors involving accommodation of the partial summary judgment.
[5]	Defendants had previously defended against similar claims in a separate civil suit brought by BankAtlantic shareholders in 2007 (shareholder suit). Levan and Toalson both testified at that trial as to the truth of the Earnings Call statements, and Defendants used this testimony in challenging summary judgment in the instant case.

Levan and Toalson testified previously at the shareholder suit trial that they believed at the time and still believe the Earnings Call statements to be true. It is true that we will not accept self-serving testimony when “offered in a wholly conclusory manner, based on [an individual’s] own subjective belief.” See Cooper v. Southern Co., 390 F.3d 695, 745 (11th Cir. 2004), overruled on other grounds by Ash v. Tyson Foods, Inc., 546 U.S. 454, 457, 126 S. Ct. 1195, 1197 (2006) (per curiam). Here, however, Levan and Toalson provided a level of specificity to support their conclusory remarks. Defendants also presented “supporting facts” to buttress Levan and Toalson’s statements which, together with the personal testimony, rise above the level of a bare assertion. See Leigh v. Warner Bros., Inc., 212 F.3d 1210, 1217 (11th Cir. 2000). In his Earnings Call statements, Levan stated that the loans other than BLB loans were performing extremely well and that he was not concerned about any other asset classes. Levan testified that he “absolutely” believed his statements were true at the time of the Earnings Call. He claimed that the loans that BankAtlantic had concerns about were spread out over multiple portfolios and were not concentrated into any specific asset class other than the BLB loans. Levan testified that the BankAtlantic did not classify loans together outside of the BLB loan context, which explains why he stated there were no other specific asset classes of concern besides the BLB loans. Toalson similarly testified as to the truth of the statements. She stated unequivocally that she believed Levan’s statements were true at the time he made them. Toalson also testified, and Defendants presented additional evidence to demonstrate that, in banking industry parlance a loan that is “performing” simply means it is current on principal and interest and security is adequate to effect repayment. Lynn Turner, the SEC’s expert, confirmed this definition. And record evidence demonstrates that Non-BLB loans generally were performing. At the time of the Earnings Call, the Loan Watch List listed just two Non-BLB loans under “nonaccrual” (i.e. not performing), which represented only 1% of the Non-BLB loans ($2.7 million of the $381.1 million total value of Non-BLB loans).

Additionally, Defendants provided evidence disputing or contradicting evidence cited by the district court in granting summary judgment. In its decision, the district court relied on the grant of loan extensions and downgrades in loans as evidence that both the BLB and Non-BLB loans in the Commercial Residential Portfolio were deteriorating. But Defendants presented evidence that loan extensions and downgrades did not necessarily mean the loans were in trouble. For example, Levan rejected the notion that Non-BLB loans on the Loan Watch List meant those loans were in serious trouble, explaining that he encouraged staff to elevate loans to the Loan Watch List quickly as a means to better scrutinize any developments. Defendants also presented testimony to show that loan extensions were granted to good borrowers about whom BankAtlantic was less concerned, and that an extension represented a chance to negotiate for more collateral or other more favorable terms. To defend his positive characterization of the portfolio in general, Levan explained that he truthfully believed that the Commercial Residential Portfolio would continue to perform well because BankAtlantic “had the two levels of cushions–that was the builder profit, then it was the hard equity–before . . . tak[ing] any risk” on the loans.

Although the district court did not find Defendants’ evidence compelling, a court nevertheless must credit information that contradicts its “key factual conclusions”—otherwise it risks partaking in a weighing of the evidence, which is prohibited at summary judgment. See Tolan, 134 S. Ct. at 1866; Kragor v. Takeda Pharm. Am., Inc., 702 F.3d 1304, 1311 (11th Cir. 2012). The district court should have credited the testimony and other plausible evidence presented by Defendants, which was sufficient to defeat a finding of summary judgment.

Our rejection of summary judgment by no means serves as an endorsement of Levan’s statements as true. See Feliciano v. City of Miami Beach, 707 F.3d 1244, 1247 (11th Cir. 2013) (acknowledging that the facts a court must accept for purposes of summary judgment “may not be the actual facts of the case”). Compelling evidence in the record suggests that at the time of the Earnings Call, serious problems existed with the BLB and Non-BLB loans alike. Hence, a fair-minded individual could conclude that the Earnings Call statements were false and misleading under Rule 10b-5. See 17 C.F.R. § 240.10b-5. But our duty at the summary judgment stage is not to weigh the evidence. We merely evaluate whether the facts presented in the record, viewed in the light most favorable to

Defendants, creates a question of fact. See Anderson v. Liberty Lobby, Inc., 477 U.S. 242, 248, 106 S. Ct. 2505, 2510 (1986); Feliciano, 707 F.3d at 1247–48. Here, Defendants have presented enough evidence beyond conclusory statements to demonstrate such a factual dispute exists, and the court has an obligation to allow “a jury or judge to resolve the parties’ differing versions of the truth at trial.”6 See Anderson, 477 U.S. at 248, 106 S. Ct. at 2510 (internal quotation marks omitted).

B. Accounting Fraud: Reliance-on-professional-advice Defense

Before trial, the district court granted partial summary judgment in favor of the SEC finding that, as a matter of law, Defendants failed to meet all the elements of their reliance-on-professional-advice affirmative defense. The court prohibited Defendants from presenting evidence to establish a reliance defense at trial. Defendants appeal this determination.

[6]	It bears noting that while partial summary judgment serves as a valuable tool of judicial management that prunes the issues for trial, courts should not overlook possible negative consequences of unfair prejudice and jury confusion. The risk of these potential consequences is especially prevalent when partial summary judgment is granted on a single portion of one claim, as in the instant case.

The affirmative defense for reliance-on-professional-advice requires that Defendants establish that “(1) they fully disclosed all relevant facts to the expert and (2) that [they] relied in good faith on the expert’s advice.” See United States v. Johnson, 730 F.2d 683, 686 (11th Cir. 1984). Whether a defendant properly disclosed all relevant facts to the expert, concealed information, or relied in good faith on his advisor are determinations that the jury must make under proper instruction. United States v. Vernon, 723 F.3d 1234, 1269 (11th Cir. 2013). The burden to demonstrate good faith reliance-on-professional-advice lies with the defendant. Id.

In granting summary judgment, the district court concluded that BankAtlantic’s failure to share with PwC the engagement letter, marketing materials, and representations made to third parties necessarily prevented the bank from providing “all relevant facts” to its advisor. See Johnson, 730 F.2d at 686. But both Defendants and PwC aver that PwC received all the information necessary to render accounting advice, and Defendants provide evidence supporting that contention. During the litigation, the PwC partner stated that “[a]nything we asked for, we were provided.” Defendants also introduced testimony and emails from PwC demonstrating that the accountants understood the crucial issue of the held-for-sale classification at the time. Toalson echoed these statements through her own emails and testimony, confirming that she had advised PwC of the classification issue, sought its professional advice, and relied on it. Defendants argue this evidence is sufficient to create a genuine issue of material fact as to whether Defendants provided all relevant facts to PwC, and we agree.

By brushing aside this evidence in order to reach its conclusion, the district court inappropriately weighed the evidence at the summary judgment stage. See Tolan, 134 S. Ct. at 1866 (“By failing to credit evidence that contradicted some of its key factual conclusions, the court improperly weighed the evidence and resolved disputed issues in favor of the moving party.” (internal quotation marks omitted)). At the very least, Defendants’ and the SEC’s contradicting evidence presents “sufficient disagreement to require submission to a jury.” See Anderson, 477 U.S. at 251–52, 106 S. Ct. at 2512. Whether Defendants may avoid liability based on this affirmative defense is not a threshold question, but rather one that must be left to the jury to weigh and decide. See Vernon, 723 F.3d at 1269.

C. Director Ban

Levan challenges the two-year ban the district court imposed, preventing him from serving as an officer or director of a publicly-traded company. He argues that he had no prior violations in his 43 years as an officer or director of public companies and that the court failed to articulate the risk of recurring violations.

Because we reverse and remand the district court’s grant of partial summary judgment, we need not reach the question of whether a two-year ban would be lawful.

IV.

Accordingly, we reverse the district court’s grant of summary judgment with respect to the falsity finding of Levan’s Earnings Call statements and the affirmative defense of reliance-on-professional-advice. We affirm the district court’s rejection of judgment as a matter of law with respect to the accounting fraud and its pre-trial evidentiary rulings regarding the testimony of the SEC’s expert, Lynn Turner, and PwC’s 2012 look back report. Because the reversal of partial summary judgment creates genuine issues of material fact that require resolution, we decline to enter judgment in favor of Defendants.

REVERSED IN PART, AFFIRMED IN PART, AND REMANDED FOR NEW TRIAL.

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